Exhibit 99.1

             Gartner Reports Second Quarter 2003 Results;
       Increases Share Repurchase Authorization by $75 Million

    STAMFORD, Conn.--(BUSINESS WIRE)--July 31, 2003--Gartner, Inc. (NYSE: IT and ITB), the world's leading technology research and advisory firm, today reported results for the second quarter and six months ended June 30, 2003.
    Results for the quarter were in line with the Company's prior guidance:

    -- Total revenue was $213 million, a decrease of 10% from the prior year period.

    -- On a GAAP basis, net income was $13 million, or $0.13 per diluted share. Net income for the year ago quarter was $18 million, or $0.16 per diluted share.

    -- Normalized EPS was $0.10 per diluted share, compared with $0.17 per diluted share a year ago. Normalized EPS is a non-GAAP financial measure. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

    -- Second quarter total revenue increased 4% sequentially from the first quarter of 2003, and normalized EPS rose to $0.10 from $0.04.

    For the first six months of 2003:

    -- Total revenue was $418 million, a 4% decline from the same period last year.

    -- On a GAAP basis, net income was $11 million, or $0.14 per diluted share. Net income for the same six months of 2002 was $14 million, or $0.15 per diluted share.

    -- Normalized EPS was $0.14 per diluted share, compared with $0.25 per diluted share a year ago. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

    Michael Fleisher, Gartner chairman and chief executive officer, stated, "The results for the second quarter of 2003 reflect a stabilization of our core Research business, which has been the major focus of Gartner's investment strategy and sales efforts this year. These developments validate our strategy of making moderate investments to stabilize and grow revenues in our core Research business in the near-term, while positioning Gartner for stronger growth in the future."

    Share Repurchase Authorization Increased

    The Board of Directors authorized an increase of $75 million in the Gartner common share repurchase program, bringing the total authorization to date to $200 million.

    Business Segment Highlights

    Research revenue was $118 million for the second quarter of 2003, a decrease of 3% compared with the prior year period, but a sequential increase of 2% over the first quarter of 2003. For the 2003 first half, Research revenue was $234 million, down 4% from a year ago. Contract value was $468 million at June 30, 2003, decreasing 7% from a year ago. On a sequential basis the decrease in contract value was only 1% from the prior quarter. Client retention in Research improved as compared to the first quarter, reaching 75%. Wallet share, a measure of dollar retention in the Research business remained strong at 83% for the first two quarters of this year.
    Consulting revenue for the recent quarter was $67 million, decreasing 8% from the same 2002 period, but rising 8% sequentially over the first quarter of 2003. For the first six months of this year, Consulting revenue decreased 7% to $128 million from the first six months of 2002. The Consulting backlog was $91 million at June 30, 2003, versus $98 million at March 31, 2003.
    Events revenue was $25 million for the 2003 second quarter, compared with $38 million in the year-ago period. The decrease was due to the timing of the Spring Symposium, which was held in the first quarter this year, instead of the second quarter as in 2002. Comparing the first six months of 2003 and 2002, which included the Spring Symposium in both periods, Events revenue increased 3% to $49 million.
    Gartner maintained a strong cash position of $167 million at June 30, 2003, compared with $110 million at December 31, 2002. During the recent quarter, the Company repurchased $17 million in common stock, or $24 million year to date.

    Business Outlook

    Maureen O'Connell, chief financial and administrative officer, said, "We are starting to see traction in the Research business from our recent strategies, especially our efforts to focus the sales force on building client relationships with companies over $1 billion in sales. Research contract value, while not yet growing, is decreasing at a slower rate. Wallet share, stands at 83%, maintaining the 300 basis point gain made last quarter. And we have recorded $20 million or more in new Research business for the 11th consecutive quarter. "
    For full calendar 2003, the Company is maintaining its previous full year guidance.

    For the third quarter ending September 30, 2003, the Company is targeting:

    --  Total revenue of approximately $193 million to $204 million.

    -- Research revenue of approximately $114 million to $116 million.

    -- Consulting revenue of approximately $63 million to $70 million.

    --  Events revenue of approximately $13 to $15 million.

    --  Other revenue of approximately $3 million.

    -- GAAP and Normalized EPS of $0.05 to $0.08 per share on 128 million diluted shares. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

    Conference Call Information

    The Company has scheduled a conference call at 10:00 a.m. ET on Thursday, July 31, 2003, to discuss the Company's financial results. The conference call will also be available via the Internet by accessing Gartner's web site at www.gartner.com/investors. A replay of the webcast will be available for 30 days following the call.

    About Gartner:

    Gartner, Inc. is a research and advisory firm that helps more than 10,000 clients leverage technology to achieve business success. Gartner's businesses are Research, Consulting, Measurement, Events and Executive Programs. Founded in 1979, Gartner is headquartered in Stamford, Conn., and has more than 3,800 associates, including approximately 1,000 research analysts and consultants, in more than 75 locations worldwide. Revenue for calendar year 2002 totaled $888 million. For more information, visit www.gartner.com.

    Non-GAAP Financial Measures

    Investors are cautioned that normalized EPS information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user's overall understanding of the Company's current financial performance and the Company's prospects for the future. We believe normalized EPS is an important measure of our recurring operations because it excludes items that may not be indicative of our core operating results. Normalized EPS is based on net income, excluding other charges, gains and losses from investments and gains from the sale of certain assets. See "Supplemental Information" at the end of this release for a reconciliation of GAAP net income and EPS to normalized net income and EPS.

    Safe Harbor Statement

    This press release contains statements regarding the Company's business outlook, the development of the Company's services, the demand for the Company's products and services and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to: ability to expand or even retain the Company's customer base in light of the adverse current economic conditions, including the impact of the September 11 terrorist attacks; the war in Iraq; ability to grow or even sustain revenue from individual customers in light of the adverse impact of the current economic conditions on overall IT spending; the duration and severity of the current economic slowdown; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth, particularly as the Company seeks to reduce its overall workforce; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate operations of possible acquisitions; ability to carry out the Company's strategic initiatives and manage associated costs; ability to manage the Company's strategic partnerships; rapid technological advances which may provide increased indirect competition to the Company from a variety of sources; substantial competition from existing competitors and potential new competitors; risks associated with intellectual property rights important to the Company's products and services; additional risks associated with international operations including foreign currency fluctuations; and other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Transitional Report on Form 10-KT for the three month transitional period ended December 31, 2002. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.



                             GARTNER, INC.
            Condensed Consolidated Statements of Operations
          (Unaudited, in thousands, except per share amounts)


                      Three Months Ended        Six Months Ended
                           June 30,                 June 30,
                         2003      2002           2003       2002
                      --------  --------      ---------  ---------
 Revenues:
   Research          $117,793  $121,619  -3% $ 233,517  $ 244,354  -4%
   Consulting          66,525    72,611  -8%   128,304    138,504  -7%
   Events              25,292    38,438 -34%    48,801     47,538   3%
   Other                3,708     3,489   6%     6,978      6,856   2%
                      --------  --------      ---------  ---------
 Total revenues       213,318   236,157 -10%   417,600    437,252  -4%
 Costs and expenses:
   Cost of services
    and product
    Development       103,440   106,045  -2%   205,773    194,386   6%
   Selling, general
    and
    administrative     80,730    84,412  -4%   164,234    170,444  -4%
   Depreciation         8,964    10,577 -15%    18,789     20,921 -10%
   Amortization of
    intangibles           338       445 -24%       743        948 -22%
   Other charges (1)        -         -          5,426     17,246 -69%
                      --------  --------      ---------  ---------
 Total costs and
  expenses            193,472   201,479  -4%   394,965    403,945  -2%
 Operating income      19,846    34,678 -43%    22,635     33,307 -32%
 Gain (loss) on
  investments           5,491    (2,532)   F     5,522     (2,454)   F
 Interest (expense),
  net                  (5,542)   (5,282)  5%   (11,154)   (10,613)  5%
 Other (expense)
  income, net             (39)      452    U       496        436  14%
                      --------  --------      ---------  ---------
 Income before income
  taxes                19,756    27,316 -28%    17,499     20,676 -15%
 Provision for income
  taxes                 6,902     9,061 -24%     6,157      6,737  -9%
                      --------  --------      ---------  ---------
 Net income          $ 12,854  $ 18,255 -30% $  11,342  $  13,939 -19%
                      ========  ========      =========  =========

 Basic income per
  common share       $   0.16  $   0.22 -27% $    0.14  $    0.17 -18%
 Diluted income per
  common share       $   0.13  $   0.16 -19% $    0.14  $    0.15  -7%

 Weighted average shares
  outstanding:
   Basic               79,234    83,719  -5%    79,863     84,166  -5%
   Diluted            127,959   132,299  -3%   128,260    132,645  -3%


 SUPPLEMENTAL INFORMATION
-------------------------
 Normalized EPS (2)  $   0.10  $   0.17 -41% $    0.14  $    0.25 -44%


(1) Other charges for 2003 are for costs associated with a reduction in workforce. Other charges for 2002 include costs/losses associated with a reduction in facilities ($10.0 million), a reduction in workforce ($5.8 million), and the write-off of certain database related assets ($1.4 million).

(2) Normalized net income & EPS is based on net income, excluding other charges, gains and losses on investments, and gains from the sale of certain assets. We believe normalized EPS is an important measure of our recurring operations. See "Supplemental Information" at the end of this release for a reconciliation from GAAP net income and EPS to Normalized net income and EPS and a discussion of the reconciling items.



                             GARTNER, INC.
                      Consolidated Balance Sheets
                            (in thousands)

                                             June 30,   December 31,
                                                2003      2002
                                           ------------ ---------
                                            (unaudited)
 ASSETS
   Cash and cash equivalents                  $166,685  $109,657   52%
   Fees receivable, net                        226,086   283,068  -20%
   Deferred commissions                         22,167    25,016  -11%
   Prepaid expenses and other current
    assets                                      20,954    30,425  -31%
                                           ------------ ---------
 TOTAL CURRENT ASSETS                          435,892   448,166   -3%

 Property & equipment, net                      63,460    71,006  -11%
 Goodwill & intangible assets, net             228,447   226,114    1%
 Other assets                                   72,000    71,018    1%
                                           ------------ ---------
 TOTAL ASSETS                                 $799,799  $816,304   -2%
                                           ============ =========

 Liabilities and Stockholders' Deficit
   Accounts payable and accrued
    liabilities                               $133,226  $140,891   -5%
   Deferred revenues                           287,645   305,887   -6%
                                           ------------ ---------
 TOTAL CURRENT LIABILITIES                     420,871   446,778   -6%

 Other liabilities                              48,556    46,688    4%
 Long-term convertible debt                    362,201   351,539    3%
                                           ------------ ---------
 TOTAL LIABILITIES                             831,628   845,005   -2%

 Total Stockholders' Deficit                   (31,829)  (28,701)  11%
                                           ------------ ---------
 TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT    $799,799  $816,304   -2%
                                           ============ =========



                            GARTNER, INC.
            Condensed Consolidated Statements of Cash Flows
                       (Unaudited, in thousands)

                                                     Six Months Ended
                                                         June 30,
                                                       2003      2002
                                                    --------  --------
 Operating activities:
 Net income                                        $ 11,342  $ 13,939
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization of intangibles      19,532    21,869
   Non-cash compensation                                511       595
   Tax benefit associated with employee exercise
    of stock options                                      -     1,338
   Deferred taxes                                        68      (665)
   (Gain) loss from investments and sales of
    assets, net                                      (5,522)    1,961
   Accretion of interest and amortization of debt
    issue costs                                      11,781    11,048
   Non-cash charges associated with impairment of
    long-lived assets                                     -     1,424
 Changes in assets and liabilities:
   Fees receivable, net                              64,051    61,689
   Deferred commissions                               3,345     8,240
   Prepaid expenses and other current assets         11,313    21,607
   Other assets                                      (1,543)    7,822
   Deferred revenues                                (26,314)  (30,990)
   Accounts payable and accrued liabilities         (10,390)   (7,966)
                                                    --------  --------
 Cash provided by operating activities               78,174   111,911
                                                    --------  --------

 Investing activities:
 Proceeds from insurance recovery                     5,464         -
 Purchases of businesses                                  -    (3,960)
 Proceeds from sale of assets                             -       239
 Investments                                         (1,500)        -
 Additions to property, equipment and leasehold
  improvements                                       (9,765)   (9,320)
                                                    --------  --------
 Cash used in investing activities                   (5,801)  (13,041)
                                                    --------  --------

 Financing activities:
 Proceeds from stock issued for stock plans           2,575    14,736
 Payments for debt issuance costs                      (220)     (238)
 Purchase of treasury stock                         (23,504)  (33,063)
                                                    --------  --------
 Cash used in financing activities                  (21,149)  (18,565)
                                                    --------  --------
 Net increase in cash and cash equivalents           51,224    80,305
 Effects of exchange rates on cash and cash
  equivalents                                         5,804     2,152
 Cash and cash equivalents, beginning of period     109,657    27,431
                                                    --------  --------
 Cash and cash equivalents, end of period          $166,685  $109,888
                                                    ========  ========


SELECTED STATISTICAL DATA
(Dollars In thousands)
                                                    June 30,  June 30,
                                                      2003      2002
                                                    --------  --------
Research contract value                            $468,470  $502,937
Consulting backlog                                 $ 90,958  $124,382
Research client organizations                         8,696     9,226


BUSINESS SEGMENT DATA
(Dollars in thousands)
                                        Direct      Gross     Contrib.
                              Revenue   Expense  Contribution  Margin
                             --------- --------- ------------ --------
Three Months Ended 6/30/03
Research                     $117,793  $ 42,392     $ 75,401       64%
Consulting                     66,525    43,782       22,743       34%
Events                         25,292    14,760       10,532       42%
Other                           3,708     1,116        2,592       70%
                              --------  --------     --------
TOTAL                        $213,318  $102,050     $111,268       52%
                              ========  ========     ========

Three Months Ended 6/30/02
Research                     $121,619  $ 41,975     $ 79,644       65%
Consulting                     72,611    44,855       27,756       38%
Events                         38,438    20,692       17,746       46%
Other                           3,489     1,121        2,368       68%
                              --------  --------     --------
TOTAL                        $236,157  $108,643     $127,514       54%
                              ========  ========     ========


Six Months Ended 6/30/03
Research                     $233,517  $ 84,466     $149,051       64%
Consulting                    128,304    84,676       43,628       34%
Events                         48,801    29,869       18,932       39%
Other                           6,978     2,018        4,960       71%
                              --------  --------     --------
TOTAL                        $417,600  $201,029     $216,571       52%
                              ========  ========     ========

Six Months Ended 6/30/02
Research                     $244,354  $ 81,726     $162,628       67%
Consulting                    138,504    88,215       50,289       36%
Events                         47,538    25,567       21,971       46%
Other                           6,856     2,958        3,898       57%
                              --------  --------     --------
TOTAL                        $437,252  $198,466     $238,786       55%
                              ========  ========     ========



SUPPLEMENTAL INFORMATION
EPS Reconciliation - GAAP to Normalized
(in thousands, except per share data)

                               Three Months Ended June 30,
                   ---------------------------------------------------
                                       2003                      2002
                    ------------------------  ------------------------
                    After-                   After-
                      Tax                      Tax
                    Income   Shares    EPS    Income   Shares    EPS
                   -------- -------- ------- -------- -------- -------
GAAP Basic EPS     $12,854   79,234  $ 0.16  $18,255   83,719  $ 0.22
Share equivalents
 from stock
 Compensation
  shares                        413   (0.00)            2,929   (0.01)
Convertible long-
 term debt           3,323   48,312   (0.03)   3,132   45,651   (0.05)
                    ------- --------  ------  ------- --------  ------
GAAP Diluted EPS   $16,177  127,959  $ 0.13  $21,387  132,299  $ 0.16

(Gain) loss from
 investments (1)    (3,317)           (0.03)   1,670             0.01
                    ------- --------  ------  ------- --------  ------
Normalized net
 income & EPS      $12,860  127,959  $ 0.10  $23,057  132,299  $ 0.17

                                Six Months Ended June 30,
                   ---------------------------------------------------
                                       2003                      2002
                    ------------------------  ------------------------
                    After-                   After-
                      Tax                      Tax
                    Income   Shares    EPS    Income   Shares    EPS
                   -------- -------- ------- -------- -------- -------
GAAP Basic EPS     $11,342   79,863  $ 0.14  $13,939   84,166  $ 0.17
Share equivalents
 from stock
 Compensation
  shares                        440   (0.00)            3,164   (0.01)
Convertible long-
 term debt           6,567   47,957   (0.00)   6,190   45,315   (0.01)
                    ------- --------  ------  ------- --------  ------
GAAP Diluted EPS   $17,909  128,260  $ 0.14  $20,129  132,645  $ 0.15

(Gain) loss from
 investments (1)    (3,317)           (0.03)   1,620             0.01
Other charges (2)    3,635             0.03   11,382             0.09
Gain from sale of
 assets (3)              -                -     (325)           (0.00)
                    ------- --------  ------  ------- --------  ------
Normalized net
 income & EPS      $18,227  128,260  $ 0.14  $32,806  132,645  $ 0.25


General Notes
-------------

-- Normalized net income & EPS is based on net income, excluding other charges, gains and losses on investments, and gains from the sale of certain assets. We believe normalized EPS is an important measure of our recurring operations.


-- The normalized effective tax rate was 33% for 2003 periods and 34% for 2002 periods.

Footnotes
---------

(1) The 2003 gain from investments includes a pre-tax $5.5 million insurance recovery relating to previous losses incurred associated with the sale of a business. The 2002 loss from investments includes a pre-tax $2.5 million impairment charge on investments.

(2) Other charges for 2003 are for costs associated with a reduction in workforce. Other charges for 2002 include pre-tax costs/losses associated with a reduction in facilities ($10.0 million), a reduction in workforce ($5.8 million), and the write-off of certain database related assets ($1.4 million).

(3) The 2002 gain from the sale of assets was caused by the sale of certain assets associated with a product line resulting in a $0.5 million pre-tax gain recorded in Other (expense) income, net during the first calendar quarter of 2002.

    CONTACT: Gartner, Inc.
             Investor Contact:
             Heather McConnell, 203-316-6768
             Vice President, Investor Relations
             heather.mcconnell@gartner.com
             www.gartner.com/investors